Issuer Free Writing Prospectus Dated June 18, 2009
Filed Pursuant to Rule 433
Registration Statement No. 333-159902
Lorillard Announces Inaugural Offering of Debt Securities
GREENSBORO, N.C., June 18, 2009 — Lorillard, Inc. (NYSE: LO) announced today that pursuant to its previously announced plans, it has commenced through its main operating subsidiary, Lorillard Tobacco Company, a $750 million underwritten public offering of senior notes. The net proceeds from the offering will be used for general corporate purposes, which may include, among other things, the repurchase, redemption or retirement of our common stock, additions to working capital and capital expenditures.
Lorillard has established a long-term balance sheet leverage target of approximately 1.5x total debt to EBITDA. The debt offering announced today is a first step in this longer term objective.
The senior notes will be issued by Lorillard Tobacco Company and guaranteed by Lorillard, Inc. Barclays Capital Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Wachovia Capital Markets, LLC are acting as joint book-running managers.
Lorillard, Inc. and Lorillard Tobacco Company have filed a registration statement (including a prospectus) and a prospectus supplement with the SEC relating to the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents that Lorillard, Inc. has filed with the SEC for more complete information about Lorillard, Inc., Lorillard Tobacco Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus supplement relating to the senior notes can be obtained from Barclays Capital Inc. by calling toll-free 1-888-603-5847.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Lorillard was founded in 1760, and is the oldest continuously operating tobacco company in the U.S. Newport®, Lorillard’s flagship brand, is a menthol-flavored premium cigarette brand and the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport®, the Lorillard product line has five additional brand families marketed under the Kent®, True®, Maverick®, Old Gold® and Max® brand names. These six brands include 44 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard’s manufactures all of its products at its Greensboro, North Carolina facility and maintains its headquarters there.

CONTACT: Gordon McCoun or Hannah Sloane, +1-212-850-5600, for Lorillard, Inc.
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Forward-Looking Statement:
Certain statements made in this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “anticipate”, “estimate”, “believe”, “may”, “will be”, “will continue”, “will likely result”, and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond the control of Lorillard, Inc., that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are, in some cases, available from Lorillard, Inc. as well. Forward-looking statements speak only as of the time they are made, and Lorillard, Inc. expressly disclaims any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.